Heads of Agreement

This Heads of Agreement (this "**Agreement**") is entered into as of January 20, 2005, by and between:

Access Devices Digital Limited, a company organized and existing under the laws of England and Wales, having its main offices at Sixth Floor, 58 Uxbridge Road, London W5 2ST, United Kingdom ("**ADDL**");

CeRoma Ltd., a company organized and existing under the laws of the State of Israel, having its main offices at 7 Ha'Eshel St., Industrial Park Caesarea 38900, Israel (the "**Company**");

the individuals and entity who are signatories hereto and whose names, ID numbers and addresses are set forth on **Exhibit A** hereto (each a "**Founder**" and, collectively, the "**Founders"**; ADDL, CeRoma and the Founders, each a "**Party**" and collectively, the "**Parties**").

Whereas, ADDL is an independent UK-based designer and manufacturer of digital TV equipment, providing set-top solutions including Digital TV decoders (DVB), Video-on-demand devices (VoD/IPTV), Internet TV devices (IPTV), and systems that integrate digital broadcast, the Internet and on-demand services; and

Whereas, the Company intends to engage in the development of silicon solutions enabling DVB and IPTV; and

Whereas, the Founders are the sole shareholders (beneficially or of record) of the Company; and

Whereas, a cooperation of the Company with ADDL will enable the Company to minimize start-up costs and enter the DVB/IP-TV SoC industry in the shortest possible time, leveraging on ADDL's experience and past research and development efforts; and

Whereas, the Company is therefore interested in cooperating with ADDL and in developing, manufacturing and selling to ADDL an SoC (the "**Product**") based on the white paper published by ADDL and attached in **Exhibit B** hereto; and

Whereas, ADDL is interested in placing a firm purchase order for the Company's Product, as set forth herein, provided however that the Company meets all of ADDL's requirements related to such purchase, as set forth herein; and

Whereas, both the Company and ADDL are committed to make all reasonable efforts in order for the Company's Product to become the market leading SoC for the hybrid environment of DVB and IP-TV, and ADDL agrees to provide the Company with such assistance and guidance that it may reasonably be expected to provide and which may be required for this purpose; and

Whereas, for its business, and to be able to develop the Product in accordance with the terms and conditions required by ADDL, the Company requires a transfer and license of certain Intellectual property rights of ADDL, as set forth herein, and an infusion of funds to allow its initial set up and operations; and

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Whereas, ADDL is willing to transfer and license certain of its Intellectual property rights to the Company, and to invest in the Company an amount of £1 (one) million pounds sterling to fund the Company's initial operations; and

Whereas, based on the foregoing, the Parties envision entering into: (a) an investment agreement, reflecting ADDL's investment in the Company, including agreement on the form and substance of the Company's corporate documents, (b) a technology transfer and license agreement, whereby ADDL shall transfer and license certain Intellectual property rights to the Company, and (c) a supply agreement, reflecting the terms of the purchase of the Company's Product by ADDL; and

Whereas, the Parties wish the Company to be able to proceed with its business immediately, although the preparation, negotiation and finalization of the aforesaid agreements shall require some time;

Consequently, the Parties wish to set forth herein the principles of their agreements relating to the aforementioned matters, so that immediate progress can be made; however, the Parties agree that, without limiting the binding effect of this Agreement, they shall instruct their attorneys to prepare detailed definitive agreements, together with all ancillary agreements and documents, containing such additional terms and conditions as customary for similar transactions (the "**Definitive Agreements**"), to replace this Agreement as soon as practicable after the date hereof, and not later than May 30, 2005.

Now, therefore, the Parties have agreed as follows:

A. INCORPORATION; INVESTMENT BY ADDL; CORPORATE GOVERNANCE

1. Incorporation

   1.1. The Company was incorporated in Israel on January 4, 2005 under the name CeRoma Ltd., Reg. No. 51-363160-6, with a generic form of Articles of Association.

   1.2. The Company's Articles of Association (the "**Corporate Documents**")shall be revised by the parties to reflect the principles set forth herein . In case of any conflict between the provisions of this Agreement and the Corporate Documents, the provisions of this Agreement shall prevail in the relationship between the parties hereto and the parties shall act to amend the Corporate Documents accordingly.

2. Share Capital

   2.1. The registered capital of the Company is NIS 100,000, divided into 10,000,000 Ordinary Shares par value NIS0.01 each (the "**Ordinary Shares**"). Each Ordinary Share entitles its owner to receive notices of, and to attend, general meetings of the shareholders, and to one vote in any vote at the general meeting; and to receive its part of any declared dividend paid by the Company, or of the Company's remaining assets in the event of winding up or liquidation of the Company (in each case, proportionally to the number of Ordinary Shares outstanding and the amounts paid by each shareholder on account of its shares, if not paid in full, before calls for payment were made), all as shall be set forth in the Corporate Documents.

   2.2. The current capitalization of the Company, on a fully diluted basis, is as set forth in **Exhibit C1** hereto.

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3. Investment by ADDL

3.1. ADDL agrees to invest in the Company the amount of £1 (one) million (the "**Investment Amount**"), to fund the Company's initial operations, in consideration of the issuance by the Company to ADDL of 2,858,900 Ordinary Shares (the "**ADDL Shares**"). Such investment shall be governed by a detailed customary Share Purchase Agreement ("**SPA**") and ancillary documents. The ADDL Shares shall be duly and validly authorized and issued, fully paid and non-assessable, will be issued free and clear of any pre-emptive, first refusal or similar rights and liens, encumbrances, security interests or other third party rights (collectively, "**Liens**"), and shall be issued in compliance with all applicable laws, including the relevant securities laws of the State of Israel. The post-investment capitalization of the Company, on a fully diluted basis, shall be as set forth in **Exhibit C2** hereto.

3.2. The Investment Amount shall be transferred to the Company in installments, within 14 days from a written demand signed by the majority in interest of the Founders (the "**Majority Founders**"), which shall also state the amount required in each installment. Consequently, at the closing under the SPA, the ADDL Shares shall be issued to an escrow agent, to be held by such agent in trust until ADDL completes the transfer of the entire Investment Amount to the Company. Should ADDL default on such commitment, the ADDL Shares shall be forfeited proportionally by the Company. Notwithstanding the aforesaid, upon the closing of the first equity financing of the Company after the date hereof (the "**First Round**") ADDL shall transfer to the Company the entire remaining Investment Amount not yet transferred to the Company on such date.

4. Use of Proceeds. The proceeds of the ADDL investment shall be used by the Company to develop the Product in accordance with the budget attached in **Exhibit D**, as may be changed from time to time by the Company's Board of Directors.

5. Corporate Governance

5.1. As soon as practicable after execution of this Agreement, the Company's revised Corporate Documents shall reflect the following principles regarding corporate governance.

5.2. Shareholder's Meetings

5.2.1. Quorum for meetings of the shareholders shall be the presence, in any manner permitted under the Corporate Documents, of not less than two (2) shareholders holding at least the majority of the voting power in the Company. The Corporate Documents shall provide for an adjourned meeting, if within half an hour from the time appointed for the meeting a quorum is not present, whereby the presence of any one (1) shareholder shall constitute a quorum.

5.2.2. Subject only to Section 5.4 below, resolutions at a general meeting shall be passed by a majority vote. Without limiting the generality of the aforesaid, a resolution in writing signed or agreed to in writing (including by facsimile or by electronic means) by all of the shareholders shall be valid for every purpose as a resolution adopted at a general meeting that was duly convened and held.

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5.3. Board of Directors

5.3.1. The management of the business of the Company shall be vested in the Board of Directors. The Board shall be entitled to exercise all of the Company's powers and authorities, and to perform in its name all the acts that it is entitled to do pursuant to the Corporate Documents, except for those acts which pursuant to law or the Corporate Documents are vested in the general meeting of the Company.

5.3.2. Until the consummation of the First Round, the Company's Board of Directors shall consist of up to three (3) directors: one elected by the Majority Founders, and two elected by ADDL, provided that the office of a director appointed by ADDL shall automatically expire in the event that any default by ADDL in the transfer of its Investment Amount to the Company is not remedied by ADDL within a period of 30 days after being notified in writing of such default by the Company. The members of the Board of Directors shall appoint a Chairperson from time to time.

5.3.3. The directors may meet in order to transact business, to adjourn their meetings or to organize them otherwise as they shall deem fit. Quorum for meetings of the Board of Directors shall be the presence, in any manner permitted under the Corporate Documents, of the majority of the directors then in office. The Corporate Documents shall provide for an adjourned meeting, if within half an hour from the time appointed for the meeting a quorum is not present, whereby the presence of any director shall constitute a quorum.

5.3.4. Subject only to Section 5.4 below, all Board of Directors resolutions shall be decided by a majority vote. The chairman of the Board of Directors shall not have a casting vote in the event of a tie. Without limiting the generality of the aforesaid, a resolution in writing signed or agreed to in writing (including by facsimile or by electronic means) by all of the directors shall be valid for every purpose as a resolution adopted at a Board of Directors' meeting that was duly convened and held.

5.3.5. The Board shall not delegate any of its authorities to committees except by a unanimous vote of all directors then in office.

5.3.6. The Company will give each director an exemption from liability to the maximum extent permitted by law, will sign an indemnity agreement with each of the directors and will maintain directors and officers insurance policy to the satisfaction of the Board.

5.3.7. The directors of the Company shall not be paid any fee for such service.

5.4. Special Decisions

Notwithstanding anything contained herein to the contrary, the following resolutions or actions shall require the prior written consent of the Majority Founders, if discussed at the general meeting of the shareholders, or approval of the director appointed by the Founders, if discussed at the Board of Directors:

5.4.1. Any amendment of the Company's revised Corporate Documents;

5.4.2. A merger, reorganization, sale of all or substantially all of the Company's shares or assets (collectively, an "**M&A Transaction**"), or an acquisition of shares or assets of another company or business entity;

5.4.3. Creating any mortgage, pledge or other security interest in all or substantially all of the property of the Company;

5.4.4. Any dissolution, liquidation or other winding up of the Company or the cessation of all or a substantial part of the business of the Company, or

5.4.5. Entering into any transaction with ADDL or an affiliate thereof.

6. Issuance and Transfer of Shares.

6.1. Pre-emptive Rights. Until an IPO of the Company, each of the shareholders who holds at least 5% of the Company's issued and outstanding share capital ("**Major Shareholder**") shall have the right to participate in any future sales of securities by the Company, except in the following cases: (i) the issuance to employees, directors or consultants of shares or options, pursuant to an approved share purchase/option plan; (ii) the issuance of securities in any public offering of the Company's securities, (iii) dividends, stock splits, bonus shares, stock dividends or like transactions, (vi) securities issued to a strategic investor, as approved by a majority of the Directors; (v) securities issued in consideration of the purchase by the Company of technology or Intellectual property owned by a third party; (vi) securities issued in connection with any equipment lease financing, venture financing or debt financing approved by the Board of Directors, provided that the primary purpose of the transaction is not an equity financing; or (vii) any other issuance with respect to which the holders of a majority of the shares of the Company agree, in writing, to waive this pre-emp[illegible]ve right. The procedure for implementation of this preemptive right shall be set forth in the Company's Corporate Documents, and will not include an over-allotment right.

6.2. Right of First Refusal. Until an IPO of the Company, Major Shareholders shall have a right of first refusal to purchase any shares of the Company offered for sale by any shareholders to any person or entity, subject to standard exceptions for transfer to affiliates and family members.

6.3. Bring Along. Until an IPO of the Company, and subject to Section 5.4 above, in the event that (i) shareholders holding a majority of the shares of the Company, or (ii) the Board of Directors of the Company, as applicable, accept an offer to effect an M&A Transaction, then such decision shall be binding upon the Company and all shareholders of the Company, and they will not object to, shall vote in favor of, shall execute the relevant documents in connection with, and otherwise take all necessary and reasonable actions relating to, such M&A Transaction. If such Transaction is conditioned upon the sale of all remaining shares of the Company to such third party, then all other shareholders shall be required to sell their shares in such transaction, on the same terms and conditions.

6.4. No Transfer to Competitors. No shareholder shall be entitled to transfer its shares to any direct competitor of the Company absent written approval by the Company's Board of Directors.

6.5. Stand Still. A strategic investor may not purchase shares in the Company giving it (and its affiliates or other parties acting in concert) more than 25 % of the voting power in the Company, unless unaffiliated holders of a majority of the remaining shares approved such transaction. For the avoidance of doubt, ADDL shall be deemed a strategic investor for purposes hereof with respect to any purchase of shares in addition to the shares purchased by it hereunder.

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6.6. ADDL Co-Sale. In the event that ADDL proposes to sell shares in the Company, then all other shareholders shall be entitled to participate in such transaction and sell the same proportion of their shares in the Company as ADDL, on the same terms and conditions.

7. Information and Access Rights

7.1. Until an IPO of the Company, Major Shareholders shall have the right to receive (1) annual audited financial statements within 120 days after the end of each fiscal year, (2) management prepared quarterly financial statements, within 60 days after the end of each quarter.

7.2. In addition, each of the shareholders holding more than 10% of the issued and outstanding share capital of the Company shall have, at reasonable times and upon reasonable notice, full access to all books and records of the Company, shall be entitled to review and copy them at its discretion, and shall be entitled to inspect the properties of the Company and consult with management of the Company, all subject to standard confidentiality undertakings.

7.3. Notwithstanding the aforesaid, the Company shall be entitled to withhold from a shareholder and from a director on its Board of Directors any information the disclosure of which to such shareholder or director may: (i) cause material damage to the Company's commercial interests, or used by such shareholder or director against the Company; (ii) constitute a breach of the Company's confidentiality obligations, or create a conflict of interests; or (iii) prejudice the Company's attorney-client privilege.

8. Founders' No-Sale; Co-Sale; Repurchase

8.1. Until the earliest of December 31, 2007, an IPO of the Company or an M&A Transaction, each Founder shall be prohibited from transferring any of his shares in the Company, subject to standard exceptions for transfer to affiliates and family members; thereafter, each Founder shall be entitled to sell only up to 10% of his shares in the Company per year and up to 25% of his shares in total, prior to an IPO of the Company or an M&A Transaction.

8.2. In addition, each Founder and ADDL shall have a right to participate, on a pro-rata basis and on identical terms, in any sale of shares by any of the other Founders in excess of the first 10% of his shares being sold, subject to standard exceptions for transfer to affiliates and family members.

8.3. 75% (seventy five percent) of the shares that are contemplated to be transferred to the Company's CEO from the CEO Trust (as described in Exhibit C1) shall be subject to repurchase by the Company in the event of termination of employment (including consulting or other service provider status) with the Company, with 1/3 of such 75% being released from such repurchase option at the end of each 12-month period of continued service of the CEO to the Company after he commenced working for the Company. However, in the event of death or disability, only 75% of the remaining, not yet vested, shares shall be subject to such repurchase option.

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9. Confidentiality; Non Competition

9.1. Each of the Parties agrees to keep confidential the non-public information of the Company, in accordance with customary non-disclosure provisions to be included in the Definitive Agreements.

9.2. Each of the Founders agrees that, as long as he is an employee or more than 5% shareholder of the Company he shall not be involved, directly or indirectly, with any business that directly competes with the business of the Company.

10. Other Terms and Conditions

10.1. In addition to the above, the SPA shall include standard terms and conditions relating to representations and warranties of the Company as issuer of the ADDL Shares and of ADDL as the investor; indemnities in the event of a misrepresentation or breach of warranty by wither party; conditions to closing and deliveries at closing; and similar other provisions.

B. INTELLECTUAL PROPERTY TRANSFER AND LICENSE; SUPPORT

11. IP Transfer and License

11.1. ADDL and the Company shall enter into a Technology Transfer, License and Support Agreement in customary form (the "**Transfer Agreement**"), pursuant to which ADDL shall sell and transfer to the Company the Intellectual property listed in **Exhibit E1** hereto, including all patents, technologies and know-how, constituting all of ADDL Intellectual property rights that are necessary or desirable for the Company to engage in and develop the business anticipated hereunder, and shall license to the Company the Intellectual property listed in **Exhibit E2** hereto, including such additional rights as may be necessary in connection herewith and all of ADDL's "background" IP and other development infrastructure and environments required for the proper operation, maintenance and the effective use of the Intellectual property transferred to the Company (the Intellectual property described in Exhibits E1 and E2, collectively, the "**IP**").

11.2. All transferred IP shall be delivered to the Company pursuant to the Company's instructions by providing all physical embodiments thereof, and including, among other things, all documents, data in tangible form and information related to the transferred IP such as source codes, object codes, computer programs, flow charts and related materials, mask works, drawings and production files, and including any and all of ADDL's licenses, permits, regulatory approvals, and any other agreement or business relationship relating to the Company's proposed business. ADDL shall not keep any copies, summaries, or other documents or data in tangible form containing any of the transferred IP nor make any use or otherwise exercise any rights in the transferred IP.

11.3. ADDL agrees to sign and deliver all deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the Company may reasonably request as necessary or appropriate to vest in the Company all right, title and interest in, to and under the transferred IP.

11.4. The IP Licensed by ADDL shall be licensed to the Company on a non-exclusive, world-wide, irrevocable, transferable, fully paid up, royalty free, perpetual basis,

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with the right to sublicense and to reproduce, have reproduced, prepare and have prepared derivative works of, publicly perform, publicly display and distribute all or any part of the licensed IP.

11.5. The Transfer Agreement shall contain provisions ensuring active involvement of the Company in ADDL's decisions regarding patent prosecution and claims for infringement with respect to the licensed IP.

12. Consideration; Liabilities.

12.1. The Shares issued to ADDL at the closing, as stated in Section 3 above, shall be deemed as full and final consideration for such sale, transfer and license of IP by ADDL and the Investment Amount (without derogating from such shares being subject to forfeiture in the event that ADDL defaults on its investment obligation).

12.2. ADDL shall remain liable for any and all pre-closing liabilities related to the IP transferred.

13. Representations and Warranties.

13.1. The Transfer Agreement shall contain customary representations and warranties, covenants and indemnities by ADDL to the Company.

13.2. Without limiting the generality of the aforesaid, ADDL represents and warrants to the Company that:

13.2.1. ADDL is the true, lawful, and sole and exclusive owner of all of the transferred IP unless otherwise specifically identified in Exhibit E1, and has valid and marketable title to all of the transferred IP, free and clear of all Liens. ADDL has the absolute and unconditional right, power, authority and capacity to sell, transfer, assign, convey and deliver the transferred IP to the Company, and to license the licensed IP to the Company, in each case - free and clear of all Liens. The transferred IP is delivered, sold, assigned and transferred to the Company, and the licensed IP is licensed to the Company, in each case - free and clear of all Liens.

13.2.2. To the best of the knowledge of ADDL, the transferred and licensed IP does not infringe, violate or conflict with any patent, copyright, trade secret or other Intellectual property rights of another person.

13.2.3. No claims with respect to the transferred or licensed IP have been asserted or are threatened by any person, including without limitation, (i) to the effect that the design, development, manufacture, sale, licensing or use of the transferred or licensed IP by the Company infringes any copyright, patent, trade secret or other Intellectual property right of any third party, (ii) challenging the ownership, validity or effectiveness of any of the transferred or licensed IP, or (iii) that any person other than ADDL has any ownership or economic interest in any of the transferred or licensed IP. There is no outstanding order, judgment, decree or stipulation binding on ADDL, and ADDL is not a party to or bound by any agreement, restricting the transfer or sale or license of any of the transferred or licensed IP or the use thereof by the Company after the closing.

13.2.4. There are no outstanding options, licenses, or agreements of any kind relating to the transferred or licensed IP that conflict with this Agreement, nor is ADDL bound by or a party to any outstanding options, licenses or agreements of any kind with respect to any of the transferred or licensed IP. ADDL is not obligated, under contract or by law, to pay any compensation to any third party in respect of the use, transfer or sale of any portion of the transferred or licensed IP.

13.2.5. ADDL has taken security measures to protect the confidentiality and value of all the transferred and licensed IP, which measures are reasonable and customary in the industry in which ADDL operates.

14. No Restrictions

14.1. The IP transferred and licensed to the Company shall be sold and licensed without any restriction or limitation on its use or commercialization by the Company. For the avoidance of doubt, the Company may use the transferred and Licensed IP to develop any and all products and services, including such that are sold to competitors of ADDL.

14.2. For the avoidance of doubt, nothing in the Transfer Agreement shall limit ADDL from licensing the licensed IP to others, or purchasing from others products that are similar to those produced to the Company, provided however that ADDL fully complies with the provisions of the Transfer Agreement.

15. Support.

15.1. ADDL shall provide to the Company training, technical and other support as required to ensure the full utilization by the Company of the transferred and licensed IP. The Transfer Agreement shall define the scope and level of such support and services, including the names of specific employees who will be made available to the Company by ADDL for the provision of such services.

15.2. ADDL shall make use of its experience and continued involvement in the industry to keep the Company regularly informed of market trends and developments, and shall advise the Company periodically of market needs and customer requirements and roadmaps to provide the Company a competitive advantage in making timely adjustments to its products and strategy.

15.3. For as long as ADDL is appointing a member to the Company's Board, each of ADDL and the Company shall undertake not to solicit employees of the other company for employment by it.

16. Other Terms and Conditions

16.1. In addition to the above, the Transfer Agreement shall include standard terms and conditions relating to representations and warranties of ADDL; indemnities in the event of a misrepresentation or breach of warranty by ADDL; conditions to closing and deliveries at closing; and similar other provisions.

C. SUPPLY AGREEMENT

17. Supply of Product

17.1. ADDL and the Company shall enter into a Supply Agreement in customary form (the "**Supply Agreement**"), pursuant to which the Company shall supply to ADDL the Product. ADDL shall also develop and provide to the Company the Evaluation/ Development Board required for marketing the Product.

17.2. As part of the sale of Products to ADDL, the Company shall grant to ADDL a non-exclusive, worldwide, non-transferable, revocable (but only for material breach), royalty-free license under the Company's then intellectual property rights in all end-user software and firmware, including all updates and upgrades thereto, which is shipped as part of a Product, to use, import, display, sell and offer to sell and distribute such Product software and firmware and derivative works and modifications thereof, only when incorporated in or packaged with a Product to end-users directly or indirectly through ADDL's distribution channels. ADDL shall also have the right to sublicense such rights to third parties in relation to distribution of Products.

17.3. ADDL is committed to purchase from the Company a minimum of 1,000,000 (one million) Products during the 12 month period after production of the first commercially available Product. As a condition to this commitment, the Company agrees to provide the deliverables to ADDL pursuant to the schedule and requirements in the Supply Agreement.

18. Product Definition; Customary Contractual Terms

18.1. As part of the Supply Agreement, the Company and ADDL shall prepare, agree upon and attach to the Supply Agreement the following terms and documents:

18.2. Product Definition and Specification – a detailed product definition and specifications describing the Product ("**Spec**");

18.3. A detailed Statement of Work ("**SOW**") defining the various stages, time tables, deliverables and ATPs required of the Company in connection with the development of the Product to meet the Spec;

18.4. Purchasing Terms – defining, among others, purchase forecasting, ordering, rescheduling and returns; purchase order acknowledgement and approval procedures; delivery scheduling; cancellation procedures and rescheduling; packing and shipment requirements; minimum order quantities or dollar value per PO; and lot inspection, testing, approval, and acceptance;

18.5. Quality Assurance Requirements of ADDL;

18.6. Warranty – defining the scope of warranties given by the Company in connection with the supply of Products, if any; the time period of any such warranty; disclaimer of certain warranties; remedies for breach of warranties; indemnities and customary limitations on the Company's liability;

18.7. Product Discontinuance and Product Changes – defining, among others, supply continuity and conditions; procedures for Company product discontinuance and end-of-life; opportunity for ADDL to last time buy; mandatory changes in Company products; and procedures for implementation and pricing of Product changes requested by ADDL; and

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18.8. Support and Training Requirements – relating, among other things, to the Company's commitment to provide to ADDL second line support and training services, including bug fixes; correction of code or documentation errors; severity classification and problem escalation procedures; time, manner and scope of support; delivery of updates and upgrades; and training of ADDL's staff.

18.9. Channel and Supply Chains Assistance - ADDL shall reasonably assist the Company in introduction to favorable distribution channels and suppliers and, to the extent practical and not in conflict with ADDL's interests, endeavor to achieve for the Company favorable terms in that respect on the basis of ADDL's knowledge of the market and bargaining power.

19. Pricing

19.1. As soon as practicable after the date hereof the Company and ADDL shall discuss and negotiate a pricing structure for the Supply Agreement, including initial prices for each Product, price reductions with additional quantity purchases, long term reduction of prices, changes in pricing, taxes, payment terms, applicability of price changes to outstanding orders etc.

19.2. The parties may also develop a pricing structure for future and derivative products to be produced by the Company and purchased by ADDL, at the parties' sole and absolute discretion.

19.3. The aforesaid is subject to the provisions of Section 23 below.

20. Periodical Reviews, Project Management; Changes

20.1. Each of the parties shall appoint a project manager, whose details shall be forwarded in writing to the other party. The Project Managers shall meet approximately once per month (or otherwise as shall be agreed upon by the parties) to perform product roadmap review and discuss current product development status, vendor quality and delivery performance and sales and inventory status.

20.2. The Project Managers shall also communicate regularly in order to address on-going issues such as support or manufacturing issues, to recommend changes in the Spec, SOW or other aspects of the parties' cooperation as may be necessary to address changing circumstances; develop a product plan, including a roadmap for new features and functionalities to be launched in the future; report progress to both parties, as directed; and attempt to reconcile disputes to the extent possible, and report irreconcilable problems for resolution by managements of the parties.

20.3. Either party, through its respective Project Manager, may propose changes to the Supply Agreement. Either party may at its sole option accept or reject changes proposed by the other party. All changes to the Supply Agreement must be made in writing and executed by authorized representatives of both parties.

21. Company Commitments

21.1. The Company undertakes to perform its assignments in the SOW continually, diligently and faithfully, and to maintain during the term of the Agreement all the necessary research facilities, personnel, resources, knowledge and skills necessary to enable it to perform its obligations in accordance with this Agreement.

21.2. The Company shall provide ADDL periodically with information relating to the Company's development and manufacturing flow as required by ADDL from time to

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time, in order for ADDL to qualify the Company's manufacturing flow and confirm that it meets ADDL's quality standards and other requirements.

21.3. To allow ADDL to meet its own production schedules, the Company shall make available to ADDL, at a price to be determined, alpha platforms, evaluation platforms, evaluation parts, test programs and test fixtures as soon as such items are commercially available, or sooner if otherwise agreed upon by the parties or set forth in the SOW .

22. Foundry Access

22.1. As long as the Company is the sole supplier to ADDL of the DVB/IP-TV SoC based on Exhibit B hereto, and ADDL complies with all of its obligations under the Definitive Agreements, then, if a Trigger Event (defined below) occurs, ADDL shall have the non-exclusive right under all of the Company's intellectual property rights to manufacture or have manufactured by the Company's then current foundry or manufacturing partner the then-current Product. The rights granted herein shall include access to and use of (i) masks used by the Company or its foundry partner for production of the applicable Product and (ii) any other information that the Company or its foundry has that is necessary to allow ADDL to exercise its rights.

22.2. A "**Trigger Event**" shall be deemed to have occurred upon the occurrence of any of the following: (ii) the Company becomes insolvent, ceases to function as a going concern, files or has filed against it a petition in bankruptcy that is not dismissed within sixty (60) days; or (ii) the Company commits a material breach of the Supply Agreement and fails to cure such breach after notice; or (iii) the Company is otherwise unwilling or unable to deliver Products pursuant to acknowledged and approved Purchase Orders.

23. ADDL's Preferential Terms

23.1. As long as ADDL is not in breach of the Definitive Agreements, the terms afforded to ADDL with respect to purchase by ADDL of Company products covered by the Supply Agreement shall be the Company's most favorable terms afforded to any customer for a similar quantity of that product with similar obligations of the Company. Information regarding the Company's "most favoured customer" terms shall be provided to ADDL on an anonymous basis.

23.2. In the event demand for Products purchased from the Company exceeds the Company's ability to meet customer orders, the Company shall fulfill 100% of ADDL's Purchase Orders relating to the 1,000,000 of Products ordered hereunder, and thereafter shall fulfill 100% of ADDL's Purchase Orders up to a maximum of 50% of the Company's Product output capacity.

24. Promotional Activities.

24.1. The Parties acknowledge that it may be beneficial to promote their respective business activities under the Supply Agreement, and will use reasonable efforts to assist each other in such activities.

24.2. Among the potential activities that may be employed are references to the Company's technology in ADDL's product documentation; acknowledgment that the Company's products are the SoC technology within the ADDL products; introduction of the Company to relevant ADDL business partners that may offer the

potential for design wins for the Company; and similar endeavors to be discussed on a case-by-case basis. Such actions on the part of ADDL shall be at its sole discretion.

24.3. Notwithstanding the aforesaid, the parties agree to participate in a joint press announcement regarding the Supply Agreement, which will take place on a mutually agreed upon date. The parties shall agree to the form and content of the joint press release. Either party may issue its own press release, subject to the other party's prior approval of the content within the release. In any press announcement regarding the Supply Agreement both parties' names shall be included and the names shall appear with equal prominence. The Company shall be entitled to identify ADDL as its customer and business partner in all of its marketing and sales activities.

25. Ownership of Intellectual Property

25.1. ADDL acknowledges that the Company is the sole and exclusive owner of all intellectual property rights in the Product, including any modification, upgrade, update, new version, enhancement, translation or other change of or addition to the above, and the ideas, inventions, technology, know how and methodologies associated with their operation (even if any of the above was developed by the Company based on ideas, suggestions, specifications, directions, demands or proposals by ADDL, its affiliates or representatives, or by end users, or by any others. For the avoidance of doubt, to the extent ADDL (or any of its affiliates or representatives) does acquire rights under applicable law in any modification, upgrade, update, new version, enhancement, translation or other change of or addition to the Company's IP (collectively, "**Improvements**"), then it – for itself and for all of its affiliates or representatives – irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, trade secrets and other intellectual property rights in all such Improvements, and any and all moral rights that they may have in or with respect to any such Improvements. It is specifically agreed that, unless otherwise agreed to in writing, nothing in this Agreement shall transfer from ADDL to the Company any IP created by ADDL by its use of the Product in reference designs, development boards, development platforms, OEM products or finished goods. Furthermore, it is acknowledged that the rights in any software development, enhancements or other improvements that ADDL may undertake as part of its normal product development shall be negotiated by the parties in good faith.

25.2. ADDL will not in any way assert any rights in or claim against the rights of the Company in and to the Company's IP, including all Improvements, and, without limiting the foregoing, ADDL will not, in itself or by any assistance to others, except as expressly permitted under this Agreement: (i) reverse engineer or de-compile, modify, repair or revise the Product or any part thereof, or create derivative works thereof; or (ii) sub-license, publish or otherwise transfer or disseminate any portion of the Product or the Company's deliverables to any third party.

25.3. Other than as stated specifically in the Supply Agreement, nothing in that Agreement shall confer upon ADDL or any third party any rights by implication or otherwise as to any technology, know how or intellectual property rights of the Company.

26. Other Terms and Conditions

26.1. In addition to the above, the Supply Agreement shall include standard terms and conditions relating to representations and warranties of the Company and ADDL;

confidentiality and information exchange; indemnities in the event of a misrepresentation or breach of warranty by a party; termination events; conditions to closing and deliveries at closing; and similar other provisions.

D. GENERAL PROVISIONS

27. Law; Settlement of Conflicts

27.1. The laws of the State of Israel shall govern the interpretation and enforcement of this Agreement.

27.2. In the event of any dispute among the Parties to this Agreement the Parties, or the senior management of the Parties, as applicable, shall meet to attempt to resolve such dispute. If the dispute cannot be resolved by the senior management, either Party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty (30) days after such written notification, the Parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either Party may submit the dispute to a single agreed upon arbitrator in Israel. In the event that the identity of such arbitrator shall not be agreed to within 14 days after demand in writing by a Party, the President of the Israeli Bar shall be authorized to appoint such arbitrator. The arbitrator shall conduct the proceedings in Tel Aviv, in the Hebrew language, in accordance with substantive provisions of the israeli law, will have to justify its award, but shall not be bound by procedural or evidentiary provisions of law.

28. Miscellaneous

28.1. Each of the Parties undertakes to use its best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, and the Company will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business in accordance with the provisions hereof.

28.2. Each of the Parties confirms that no agent, finder or broker acting on its behalf of or under its authority is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with the transactions contemplated hereby.

28.3. The Recitals and Schedules hereto consist an integral part hereof. The headings of the Sections and Subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

28.4. This Agreement embodies the entire agreement between the Parties and supersedes all other agreements or understandings between the Parties in connection with the subject matter hereof. This Agreement cannot be modified, supplemented or rescinded except by a writing signed by the Company, ADDL and the Majority Founders.

28.5. In the event that any of the provisions of this Agreement shall be held by a court or other body of competent jurisdiction, to be unenforceable, the remaining portions of this Agreement shall remain in full force and effect, providing that in such event the Parties agree to negotiate, in good faith, a substitute, enforceable provision which most nearly effects the Parties' intent in entering into this Agreement.

28.6. The failure of the parties to insist upon strict performance of any of the terms and conditions hereto, or a delay in the exercising of any of its remedies shall not constitute a waiver of any rights to insist upon future strict performance or the right to exercise any or all of the remedies.

28.7. Neither Party shall be held liable for failure to fulfill its obligations other than payment obligations under this Agreement, if the failure is caused by flood, extreme weather, fire, or other natural calamity, acts of governmental agency, or similar causes beyond the control of such party, and the term for performance shall be increased to a reasonable period of time.

28.8. Each Party shall, at its own expense, comply with any governmental law, statute, ordinance, administrative order, rule or regulation relating to its duties, obligations and performance under this Agreement and shall procure all licenses and pay all fees and other charges required thereby.

28.9. None of the Parties shall be entitled to assign, transfer, mortgage or otherwise dispose of any of its rights and/or obligations hereunder, in whole or in part, except in accordance with the provisions hereof relating to transfer of shares, and together with its shares.

28.10. All notices to be given pursuant to this Agreement shall be in writing, and shall be deemed to have been duly given if hand delivered to such Party, or mailed, postage prepaid, by registered mail, or faxed, to the addresses set forth above, as shall be changed from time to time by a written notice pursuant hereto. Delivery shall be deemed to occur upon hand delivery, if hand delivered, five business days after delivery to the post office, if sent by mail, and one business day after the day faxed, if faxed, as aforesaid.

28.11. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

[signature]	[signature] CeRoma Ltd. 513631606 ח.פ.
Access Devices Digital Limited	CeRoma Ltd
Tan Capital Advisors Limited	Anthony S. Walton
[signature]	[signature]
Peter Hilton	Stephen Grist
[signature]	[signature]

Ehud Steigman

Uri Avimor

Itzhak Levi

Consigo Consulting Ltd.

EXHIBIT A

List of Founders

Name	*ID Number*	*Address*
Tan Capital Advisors Ltd.	E32686	Suite 2B, Mansion House, 143 Main Street, Gibraltar
Peter Hilton	031137926	71 Rathcoole Gardens, London N8 9NE, United Kingdom
Anthony S. Walton	094177843	11 Garth Square, Bracknell, BERKS, RG42 2HA, United Kingdom
Stephen Grist	094276045	39 Woodend Drive, Ascot, BERKS, SL5 9BD, United Kingdom
Ehud Steigman	055578975	46 Inbar Street, Caesarea. 38900
Uri Avimor	56613359	Moshav Bnei Zion POB 280, 60910
Itzhak Levi	054192968	18 Yahalom Street, Caesarea, 38900
Consigo Consulting Ltd.	05215759	Hillside House, 2/6 Friern Park, London N12 9BY

9

EXHIBIT B

SOC WHITE PAPER

PLEASE SEE ATTACHED

9

EXHIBIT C1

Current capitalization of the Company

Name	Number of Shares	Fully-diluted percentage holding
Tan Capital Advisors Ltd.	259,900	8.3%
Peter Hilton	259,900	8.3%
Anthony S. Walton	259,900	8.3%
Stephen Grist	207,920	6.6%
Udi Steigman	259,900	8.3%
Uri Avimor	259,900	8.3%
Itzhak Levi	207,920	6.6%
Consigo Consulting Ltd.	259,900	8.3%
CEO Trust for future CEO	363,860	11.5%
ESOP to be established	800,000	25.5%
Total fully-diluted number of shares	3,139,100	100.0%

EXHIBIT C2

Post-Investment capitalization of the Company

Name	Number of Shares	Fully-diluted percentage holding
Tan Capital Advisors Ltd.	259,900	4.3%
Peter Hilton	259,900	4.3%
Tony Walton	259,900	4.3%
Stephen Grist	207,920	3.5%
Ehud Steigman	259,900	4.3%
Uri Avimor	259,900	3.5%
Itzhak Levi	207,920	3.5%
Consigo Consulting Ltd.	259,900	4.3%
CEO Trust for future CEO	363,860	6.9%
ESOP to be established	800,000	13.4%
ADDL	2,858,900	47.7%
Total fully-diluted number of shares	5,998,000	100.0%

5

EXHIBIT D

Budget of the Company

PLEASE SEE ATTACHED

9

EXHIBIT E1

Intellectual Property to be Transferred
from ADDL to the Company

1. Cellular description of the Architecture.
2. Transfer of Java Moon licence.
3. Transfer of Graphics engine licence.

EXHIBIT E2

Intellectual Property to be Licensed
from ADDL to the Company

1. Perpetual free licence of LASCOS operating system.
2. Perpetual free licence of LASCOS/LINUX driver set and API.
3. Perpetual free licence to evaluation/development board.